Exhibit 10.8#
3340 PEACHTREE ROAD NE, SUITE 2250, ATLANTA, GA 30326
Tel: (404) 842 2600 Fax: (404) 842 2626
www.prxi.com
www.rmstitanic.net
October 8, 2009
VIA ELECTRONIC MAIL
Douglas Banker
Madhouse Management, Inc.
6508 Crane Rd.
Ypsilanti, Michigan 48197
     Re:     Consulting Agreement
Dear Doug:
     This letter will set forth the agreement (“Agreement”) between Premier Exhibitions, Inc. (“Premier”) and you, Doug Banker, (“Consultant”), with respect to Consultant providing consulting services to Premier on the terms and conditions set forth herein.
     I. ENGAGEMENT. Premier hereby engages Consultant, on an independent contractor basis, to perform the Services (as defined below), and Consultant hereby accepts and agrees to such engagement, on the terms and conditions set forth herein.
     II. TERM.
     The term of this Agreement shall commence on July 1, 2009 and end on April 30, 2010 (the “Term”), subject to full execution of this Agreement, unless earlier terminated as provided below. Unless either of the parties provides written notice to the other party at least thirty (30) days prior to the end of the then effective Term, this Agreement shall extend on a month-to-month basis until such written notice to the other party is provided by either of the parties.
     III. NATURE OF SERVICES.
          A. Consultant will assist Premier in an effort to develop new exhibition properties and to exploit its existing properties, by locating potential opportunities for Premier’s properties on an international basis (including, without limitation, identifying and introducing third party local promoters to Premier, and assisting in securing exhibition license agreements
Premier Exhibitions, Inc.,
3340 Peachtree Road NE, Suite 2250 Atlanta, Georgia 30326
Phone 404.842.2600 Fax 404.842.2626
www.bodiesrevealed.com www.rmstitanic.net www.titanicscience.com with them, with particular focus on Asia and Europe), and such additional services as may be agreed to by the parties from time to time (the “Services”).
          B. All Services provided hereunder will be provided in a timely manner and will be at least the quality of similar services performed by other consultants retained by Premier. The Consultant shall be available on a reasonable “part-time” basis to provide such consulting services during the Term as deemed necessary by both Company and Consultant. Consultant will perform the consulting services from such location(s) as the Company and Consultant deems necessary.
     IV.EXPENSES/PAYMENTS TO VENDORS
     Consistent with its corporate policy on expense reimbursement, Premier shall reimburse Consultant for all reasonable out-of-pocket travel and travel related expenses as well as all reasonable business expenses (e.g., fedex on behalf of Premier Exhibitions) incurred by him and which are directly related to the consulting services under this Agreement. All other expenses must be pre-approved in writing by the Company. All approved payments for expenses (approval not to be unreasonably withheld) will be paid by Premier within thirty (30) days of receipt of invoice and supporting receipts from Consultant.
     V. NON-EXCLUSIVITY.
     Although Consultant’s services shall be rendered on a non-exclusive basis during the Term, Consultant will not perform any work which presents a conflict of interest or which impairs Consultant’s ability to render services for Premier hereunder in a diligent, professional manner and in accordance with all of the terms and conditions hereof.
     VI. RELATIONSHIP OF THE PARTIES.
          A. Notwithstanding Consultant’s position as a Director of the Company, nothing contained herein shall be deemed to create any association, partnership, joint venture or the relationship of principal/agent or employer/employee between the Consultant on the one hand and Premier on the other hand; the Consultant is an independent contractor and shall perform all services hereunder as such.
          B. Consultant shall not have the authority to make financial commitments on behalf of Premier, nor shall Consultant have the authority to incur any financial obligations in Premier’s name, without the express written approval of the President & CEO of Premier (the “Premier Designee”). Any attempt to do so shall be a breach of this Agreement.
          C. All of Consultant’s activities in connection with Premier shall be conducted in regular consultation with the Premier Designee and shall be subject to Premier’s approval.
     VII. COMPENSATION.

          A. Premier shall pay the Consultant Ten Thousand Dollars ($10,000) per calendar month of the Term (and for any month-to-month extensions of the Term) payable in bi-weekly (i.e., twice-monthly) installments of $5,000.00. Payments will be made directly to you or your company, Madhouse Management, Inc. at your election.
     VIII. OWNERSHIP. All services to be performed by Consultant hereunder, all results thereof and all materials delivered by Consultant to Premier whether or not copyrightable and whether created alone or in conjunction with any other person or entity (collectively, the “Materials”), shall belong to Premier and shall, to the greatest extent possible, be considered “works-made-for-hire” within the meaning of the United States Copyright Act. To the extent that any of the Materials are not considered works-made-for-hire for Premier, Consultant will sign a separate agreement assigning such Materials to Premier. Consultant agrees that it shall have no right to use the Materials other than as required directly in the performance of services hereunder or by subsequent written agreement of the parties. Premier and/or Premier’s licensees, successors and assigns shall be considered, forever and for all purposes throughout the universe, the author of the Materials and the sole copyright owner thereof, and the owner of all rights therein, whether or not copyrightable, and all proceeds derived therefrom, with the right to make such changes to the Materials and such uses and dispositions thereof, in whole or in part, by all means, methods and media, whether now known or hereafter invented, as Premier may, from time to time, determine as author and owner of the Materials. Premier shall not be required to pay any additional fees or royalties for the rights conveyed to Premier by Consultant hereunder.
     IX. TERMINATION.
          A. Premier shall have the right to terminate this Agreement effective immediately upon Consultant’s receipt of written notice in the event of Consultant’s material breach of this Agreement.
          B. Consultant agrees that upon termination for any reason, including, without limitation, as a result of a material breach hereunder or the end of the Term hereof, Consultant will immediately turn over to Premier all materials and information in Consultant’s possession or control in connection with the services provided under this Agreement.
     X. LIMITATION ON SERVICES.
          A. No third parties other than Consultant shall be engaged in connection with Consultant’s services hereunder without the prior, written consent of Premier. All exhibition license agreements and promoter agreements with third parties shall be entered into solely by Premier or its affiliated entities such as RMS Titanic, Inc. (“RMST”) and not by Consultant.
          B. Consultant shall not make any representations or promises on Premier’s behalf nor shall you bind Consultant to any agreements with third parties.
     XI. REPRESENTATIONS AND WARRANTIES. Consultant represents and warrants to Premier the following:

          A. Consultant has the full right, power and authority to enter into and fully perform this Agreement and to grant all of the rights granted hereunder.
          B. Consultant shall have the sole responsibility of paying any and all withholding, payroll (including, without limitation, any and all FICA and/or FUTA payroll taxes) and employment taxes, worker’s compensation insurance premiums and all other taxes and charges incidental to the rendition of services and payment of compensation under this Agreement as may be required by law.
     XII. CONFIDENTIALITY. Consultant represents and warrants that, except as specifically authorized by Premier in writing, information and other data developed or acquired by or furnished to Consultant in the performance of this Agreement shall be used only in connection with services provided to Premier. Consultant agrees that all materials and any and all matters concerning Premier learned by Consultant during the course of its services hereunder, as well as the terms and conditions of this Agreement, are trade secrets or are otherwise proprietary or confidential and are not to be disclosed, disseminated or otherwise revealed, in whole or in part, in any manner whatsoever (except as required by applicable securities and other laws, as reasonably determined by Premier), either during or after the Term of this Agreement, to anyone other than Consultant’s attorneys, accountants or employees on a need-to-know basis, providing such persons treat such matters as confidential in accordance with this Paragraph.
     XIII. PREMIER’S IMAGE.
          Consultant agrees that it is of the essence of this Agreement that every aspect of its respective activities hereunder be consistent with the public image and reputation of Premier and its affiliates. Consultant will submit for Premier’s prior written approval all plans and materials connected with its activities hereunder, including, without limitation, any materials containing any name, trademark, service mark, logo, design or trade dress of Premier or any of its subsidiaries, affiliates or Exhibition licensors (collectively, the ”Premier Trademarks and Designs”), and with the results and proceeds thereof and will make any modifications which Premier determines are necessary to conform with this provision. Consultant warrants that until the end of the Term, Consultant and its respective agents (including Consultant and any independent contractors, employees and other personnel) will conduct themselves in accordance with the public image of Premier and its affiliates. Premier will furnish any mission statement, codes of conduct and other corporate governance documents that best reflect its “public image” expectations.
     XIV. TRADEMARKS. No use of the Premier Trademarks and Designs may be made by Consultant except with Premier’s prior written approval and in connection with services provided except that Consultant may use Premier’s letterhead, with its Trademarks and Designs, in written or email correspondence with third-parties provided that such correspondence is in furtherance of and consistent with the terms and conditions of this Agreement.
     XV. COMPLIANCE. Consultant shall abide by all applicable laws and regulations relating to the services to be performed hereunder, including the rules and regulations of Premier and any other venue relative to conduct on and use of such premises.

     XVI. ASSIGNMENT. This Agreement is personal in nature and may not be assigned by Consultant without the prior written consent of Premier; any attempt to assign without receiving such consent shall be void and of no effect ab initio.
     XVII. GOVERNING LAW/JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to agreements entered into and wholly to be performed in the State of Georgia without recourse to its conflict of laws principles.
     XVIII. NOTICES. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed received on the date sent if given personally, by email or by telefax.
     XIX. SURVIVAL. The conditions, representation, warranties and indemnifications contained in this Agreement shall survive the termination or expiration of services and the payment of compensation hereunder
     XX. ENTIRE AGREEMENT. This document contains the entire agreement and understanding between Premier and Consultant relating to the services to be provided hereunder and supersedes all prior agreements between the parties. Accordingly, this Agreement may not be altered, amended, modified, or otherwise changed, nor may any of the terms hereof be waived, except by an instrument in writing signed by both parties.
        If the foregoing represents your understanding of our Agreement, please sign in the space provided below. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute one agreement. Facsimile copies and electronic Portable Document Format files of executed signature pages will be deemed original for all purposes.

Sincerely, Premier Exhibitions, Inc.

by: /s/ Christopher J. Davino

Christopher J. Davino
President and Chief Executive Officer

ACCEPTED AND AGREED:
Douglas Banker

/s/ Douglas Banker Douglas Banker
Date:October 8, 2009

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